Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Nick Nottoli                Allister Gobin
Media Relations          Investor Relations
mediateam@allstate.com        invrel@allstate.com

Allstate Reports Excellent Operating Results
NORTHBROOK, Ill., August 5, 2026 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2026.
“Allstate delivered strong operating and financial results in the second quarter of 2026, while executing our strategic growth plans,” said Tom Wilson, who leads The Allstate Corporation. “Revenues increased to $18.6 billion reflecting increased policies in force, higher average homeowners insurance prices and strong investment results. Net income was $3.2 billion and adjusted net income* was $2.3 billion, or $8.99 per diluted share. Adjusted net income return on equity* was 44.2% over the last 12 months. Share repurchases were increased to $1.0 billion for the quarter.”

“Allstate creates shareholder value through operational excellence, sustainable growth and capital generation. Operational excellence is reflected in improving customer satisfaction while maintaining industry-leading Property-Liability returns. Transformative Growth is resulting in Property-Liability market share growth while Protection Services expands protection offerings. Capital generation supported organic growth, increased investment income and strong cash returns to shareholders, which were $3.5 billion, or 6.7% of market capitalization, over the last year,” concluded Wilson.

Second Quarter 2026 Results
•Total revenues of $18.6 billion in the second quarter of 2026 were $2.0 billion or 11.8% higher than the prior year quarter.
•Net income applicable to common shareholders was $3.2 billion in the second quarter of 2026, compared to $2.1 billion in the prior year quarter, reflecting strong underwriting results.
•Adjusted net income* was $2.3 billion, or $8.99 per diluted share, compared to $1.6 billion in the prior year quarter.

Exhibit 99.1

The Allstate Corporation Consolidated Highlights
	As of or for the three months ended June 30,			As of or for the six months ended June 30,
($ in millions, except per share data and ratios)	2026	2025	% / pts Change	2026	2025	% / pts Change
Consolidated revenues	$18,596	$16,633	11.8%	$35,537	$33,085	7.4%
Net income applicable to common shareholders	3,241	2,079	55.9%	5,669	2,645	114.3%
per diluted common share	12.51	7.76	61.2%	21.73	9.85	120.6%
Adjusted net income*	2,330	1,591	46.4%	5,127	2,540	101.9%
per diluted common share*	8.99	5.94	51.3%	19.65	9.46	107.7%
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				49.1%	29.6%	19.5
Adjusted net income*				44.2%	28.6%	15.6
Common shares outstanding (in millions)				253.5	263.8	(3.9)%
Book value per common share				$123.38	$82.40	49.7%
Total policies in force (in thousands) (1)				215,935	208,051	3.8%
(1)Excludes policies in force related to the employer voluntary benefits and group health businesses sold in 2025.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
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•Property-Liability earned premiums of $14.9 billion increased 4.0% in the second quarter of 2026 compared to the prior year, primarily driven by policy in force growth and higher homeowners insurance average premiums. Underwriting income was $2.0 billion compared to $1.3 billion in the prior year quarter.

Property-Liability Results
	As of or for the three months ended June 30,			As of or for the six months ended June 30,
($ in millions)	2026	2025	% / pts Change	2026	2025	% / pts Change
Premiums written	$15,431	$15,047	2.6%	$30,056	$29,344	2.4%
Premiums earned	$14,918	$14,346	4.0%	$29,720	$28,373	4.7%
Recorded combined ratio	86.6	91.1	(4.5)	84.3	94.2	(9.9)
Underlying combined ratio*	79.4	79.5	(0.1)	79.8	81.3	(1.5)
Catastrophe losses	$1,722	$1,990	(13.5)%	$2,962	$4,192	(29.3)%
Underwriting income	$2,006	$1,280	56.7%	$4,664	$1,640	184.4%
Policies in force (in thousands)				38,897	37,900	2.6%
◦Premiums written increased 2.6% compared to the prior year quarter, reflecting policy in force growth and higher homeowners insurance average premiums.

◦Property-Liability recorded combined ratio was 86.6 for the quarter, which was an improvement of 4.5 points versus the prior year quarter. The improvement was driven by lower catastrophe losses and more favorable prior year reserve releases, partially offset by higher legal expenses.

◦Policies in force increased by 2.6%, led by growth in auto and homeowners insurance policies.

◦Allstate-branded Affordable, Simple, Connected auto insurance products are now available in 45 states with the homeowners insurance product available in 41 states. Custom360® middle market standard and preferred auto and homeowners insurance products for the independent agent channel are available in 41 states.

Exhibit 99.1
◦Allstate Protection auto insurance results reflect Transformative Growth execution, with strong profitability and policy growth, driven by expanded distribution and increased customer value.

Allstate Protection Auto Results
	As of or for the three months ended June 30,			As of or for the six months ended June 30,
($ in millions, except ratios)	2026	2025	% / pts Change	2026	2025	% / pts Change
Premiums written	$9,572	$9,533	0.4%	$19,422	$19,381	0.2%
Premiums earned	$9,644	$9,528	1.2%	$19,191	$18,875	1.7%
Recorded combined ratio	83.3	86.0	(2.7)	82.6	88.6	(6.0)
Underlying combined ratio*	87.6	87.8	(0.2)	88.5	89.5	(1.0)
Underwriting income	$1,606	$1,331	20.7%	$3,335	$2,147	55.3%
Policies in force (in thousands)				25,951	25,243	2.8%

◦Written and earned premiums grew 0.4% and 1.2%, respectively, compared to the prior year quarter.

◦The recorded auto insurance combined ratio of 83.3 in the second quarter of 2026 was a 2.7 point improvement from the prior year quarter, due primarily to the benefit of prior year reserve releases and improvement in underlying losses.

◦The underlying auto insurance combined ratio* of 87.6 in the second quarter of 2026 was a 0.2 point improvement from the prior year quarter. This quarter benefited from 2.4 points of favorable development on claims reported in the first quarter of 2026.

◦Auto insurance policies in force grew by 2.8% with an 8.8% increase in new business, reflecting affordability initiatives, expanded distribution, increased marketing and new products.

◦Allstate Protection homeowners insurance remains a competitive advantage and continues to deliver profitable growth. Underwriting profit of $226 million increased from a loss of $76 million in the prior year quarter, reflecting higher earned premiums and lower catastrophe losses.

Allstate Protection Homeowners Results
	As of or for the three months ended June 30,			As of or for the six months ended June 30,
($ in millions, except ratios)	2026	2025	% / pts Change	2026	2025	% / pts Change
Premiums written	$4,752	$4,395	8.1%	$8,493	$7,848	8.2%
Premiums earned	$4,201	$3,771	11.4%	$8,365	$7,428	12.6%
Recorded combined ratio	94.6	102.0	(7.4)	89.1	107.1	(18.0)
Catastrophe losses	$1,408	$1,614	(12.8)%	$2,454	$3,438	(28.6)%
Underlying combined ratio*	61.5	58.6	2.9	61.0	60.5	0.5
Underwriting income (loss)	$226	$(76)	NM	$911	$(527)	NM
Policies in force (in thousands)				7,819	7,596	2.9%
NM = not meaningful
◦Written premiums and earned premiums increased by 8.1% and 11.4% compared to the prior year quarter, respectively, due to higher average premiums and policy in force growth. A 5.8% increase in Allstate brand homeowners insurance average gross written premium compared to the prior year quarter reflects rate increases and higher home replacement costs.

◦The recorded homeowners insurance combined ratio of 94.6 was 7.4 points below the second quarter of 2025, due to higher average earned premiums and lower catastrophe losses.

◦Catastrophe losses of $1.4 billion in the quarter decreased 12.8% compared to the prior year.

◦The underlying combined ratio* of 61.5 was 2.9 points above the prior year quarter, reflecting higher loss costs.

Exhibit 99.1
◦Policies in force increased 2.9% compared to the prior year quarter, primarily driven by a 16.4% increase in new business, reflecting enhanced direct distribution capabilities and improved Allstate agent productivity.

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•Protection Services is comprised of five businesses that broaden protection through embedded product offerings. Revenues increased to $935 million in the second quarter of 2026, 7.8% higher than the prior year quarter, primarily due to continued Protection Plans growth. Adjusted net income of $53 million decreased by $7 million compared to the prior year quarter, primarily due to higher Protection Plans claim costs.

Protection Services Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2026	2025	% / $ Change	2026	2025	% / $ Change
Total revenues (1)	$935	$867	7.8%	$1,857	$1,727	7.5%
Protection Plans	615	563	9.2	1,228	1,103	11.3
Roadside	66	56	17.9	129	111	16.2
Dealer Services	147	148	(0.7)	295	294	0.3
Identity Protection	40	41	(2.4)	80	81	(1.2)
Arity	67	59	13.6	125	138	(9.4)

Adjusted net income (loss)	$53	$60	$(7)	$100	$115	$(15)
Protection Plans	42	51	(9)	83	96	(13)
Roadside	13	11	2	25	22	3
Dealer Services	3	4	(1)	8	8	—
Identity Protection	2	2	—	3	3	—
Arity	(7)	(8)	1	(19)	(14)	(5)
(1)Excludes net gains and losses on investments and derivatives.

◦Protection Plans continued to expand distribution relationships and product offerings. Revenue of $615 million increased $52 million, or 9.2%, compared to the prior year quarter primarily due to strong international and domestic growth. Adjusted net income of $42 million in the second quarter of 2026 decreased $9 million compared to the prior year quarter primarily reflecting lower margins on major appliances.

◦Roadside revenue of $66 million in the second quarter of 2026 increased 17.9% compared to the prior year quarter reflecting increased bundling with Allstate-branded Affordable, Simple, Connected auto insurance products and new partnerships. Adjusted net income of $13 million in the second quarter was $2 million higher than the prior year quarter.

◦Dealer Services generated revenue of $147 million, relatively flat compared to the prior year quarter. Adjusted net income was $3 million compared to $4 million in the prior year quarter.

◦Identity Protection revenue of $40 million in the second quarter of 2026 decreased 2.4% compared to the prior year quarter. Adjusted net income of $2 million in the second quarter of 2026 was in line with the prior year quarter.

◦Arity revenue of $67 million increased 13.6% compared to the prior year quarter driven by higher lead generation advertising sales. Adjusted net loss was $7 million in the second quarter of 2026 compared to a loss of $8 million in the prior year quarter.

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Exhibit 99.1
•Allstate Investments uses a proactive approach to balancing risk and return for the $87.8 billion portfolio. Net investment income of $1.0 billion in the second quarter of 2026 increased by $255 million from the prior year quarter with contributions from both market-based and performance-based investments.

Allstate Investment Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2026	2025	$ / pts Change	2026	2025	$ / pts Change
Net investment income	$1,009	$754	$255	$1,947	$1,608	$339
Market-based (1)	837	733	104	1,628	1,452	176
Performance-based (1)	239	79	160	446	275	171
Net gains (losses) on investments and derivatives	$1,055	$(144)	$1,199	$650	$(493)	$1,143
Change in unrealized net capital gains and losses, pre-tax (2)	$185	$492	$(307)	$(479)	$1,032	$(1,511)
Total return on investment portfolio (2)	2.6%	1.4%	1.2	2.5%	2.8%	(0.3)
Total return on investment portfolio (2) (trailing twelve months)				5.6%	5.4%	0.2
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2)Includes investments held for sale.

◦Market-based investment income was $837 million in the second quarter of 2026, an increase of $104 million, or 14.2%, compared to the prior year quarter, reflecting growth in asset balances to $78.0 billion and higher fixed income yields.

◦Performance-based investment income totaled $239 million in the second quarter of 2026, an increase of $160 million over the prior year quarter with higher private equity and real estate income. The overall portfolio allocation to performance-based assets provides a diversifying source of attractive long-term returns; quarterly volatility in reported results is expected.

◦Net gains on investments and derivatives were $1.1 billion in the second quarter of 2026, compared to losses of $144 million in the prior year quarter. Second quarter 2026 results primarily reflected valuation increases on public equity securities, partially offset by losses on repositioning sales and valuation and settlement of derivative instruments.

◦Unrealized net capital losses totaled $97 million (pre-tax), a $185 million increase to the prior quarter end.

◦Total return on the investment portfolio was 2.6% for the second quarter and 5.6% for the trailing twelve months.

Proactive Capital Management

“Consistent operating performance continues to generate attractive returns and deployable capital,” said John Dugenske, President, Investments and Corporate Strategy. “In the second quarter, we returned $1.3 billion to shareholders through $1.0 billion in share repurchases and $280 million in dividends. Allstate’s financial strength provides flexibility to continue creating shareholder value while maintaining a resilient balance sheet,” concluded Dugenske.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, August 6. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Exhibit 99.1
Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with affordable, simple and connected protection for autos, homes, electronic devices and identities. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate has 216 million policies in force and is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	June 30, 2026	December 31, 2025
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $60,902 and $58,730)	$60,809	$59,115
Equity securities, at fair value (cost $10,071 and $8,026)	11,159	8,398
Mortgage loans, net	842	879
Limited partnership interests	8,967	8,844
Short-term, at fair value (amortized cost $4,874 and $4,888)	4,872	4,887
Other investments, net	1,153	1,114
Total investments	87,802	83,237
Cash	840	678
Premium installment receivables, net	11,864	11,474
Deferred policy acquisition costs	6,139	6,163
Reinsurance and indemnification recoverables, net	7,880	8,501
Accrued investment income	730	708
Property and equipment, net	591	627
Goodwill	3,118	3,118
Other assets, net	5,792	5,252
Total assets	$124,756	$119,758
Liabilities
Reserve for property and casualty insurance claims and claims expense	$40,979	$41,079
Unearned premiums	29,388	29,080
Claim payments outstanding	1,552	1,419
Deferred income taxes	172	227
Other liabilities and accrued expenses	11,495	9,874
Debt	7,492	7,490
Total liabilities	91,078	89,169
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 254 million and 260 million shares outstanding	9	9
Additional capital paid-in	4,219	4,158
Retained income	67,504	62,393
Treasury stock, at cost (646 million and 640 million shares)	(39,842)	(38,206)
Accumulated other comprehensive income (loss):
Unrealized net capital gains and losses	(79)	297
Unrealized foreign currency translation adjustments	(126)	(55)
Unamortized pension and other postretirement prior service credit	10	11
Discount rate for reserve for future policy benefits	2	2
Total accumulated other comprehensive (loss) income	(193)	255
Total Allstate shareholders’ equity	33,698	30,610
Noncontrolling interest	(20)	(21)
Total equity	33,678	30,589
Total liabilities and equity	$124,756	$119,758

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025

Revenues
Property and casualty insurance premiums	$15,670	$15,041	$31,223	$29,739
Accident and health insurance premiums and contract charges	134	235	270	722
Other revenue	728	747	1,447	1,509
Net investment income	1,009	754	1,947	1,608
Net gains (losses) on investments and derivatives	1,055	(144)	650	(493)
Total revenues	18,596	16,633	35,537	33,085

Costs and expenses
Property and casualty insurance claims and claims expense	9,862	10,249	19,047	21,064
Accident, health and other policy benefits	72	188	148	521
Amortization of deferred policy acquisition costs	2,202	2,076	4,380	4,163
Operating costs and expenses	2,315	2,135	4,540	4,380
Pension and other postretirement remeasurement (gains) losses	(146)	—	(127)	78
Restructuring and related charges	7	15	12	31
Amortization of purchased intangibles	46	57	93	116
Interest expense	96	100	194	200
Total costs and expenses	14,454	14,820	28,287	30,553

Gain on disposition of operations	—	890	—	890

Income from operations before income tax expense	4,142	2,703	7,250	3,422

Income tax expense	871	604	1,521	727

Net income	3,271	2,099	5,729	2,695

Less: Net income (loss) attributable to noncontrolling interest	—	(10)	1	(9)

Net income attributable to Allstate	3,271	2,109	5,728	2,704

Less: Preferred stock dividends	30	30	59	59

Net income applicable to common shareholders	$3,241	$2,079	$5,669	$2,645

Earnings per common share:
Net income applicable to common shareholders per common share - Basic	$12.66	$7.86	$22.00	$9.98
Weighted average common shares - Basic	256.0	264.6	257.7	264.9
Net income applicable to common shareholders per common share - Diluted	$12.51	$7.76	$21.73	$9.85
Weighted average common shares - Diluted	259.1	267.9	260.9	268.4

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income (loss) is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended June 30,
	2026	2025	2026	2025
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$3,241	$2,079	$12.51	$7.76
Net (gains) losses on investments and derivatives	(1,055)	144	(4.07)	0.54
Pension and other postretirement remeasurement (gains) losses	(146)	—	(0.57)	—
Amortization of purchased intangibles	46	57	0.18	0.21
Gain on disposition	(1)	(893)	—	(3.33)
Income tax expense (benefit)	245	204	0.94	0.76
Adjusted net income *	$2,330	$1,591	$8.99	$5.94

	Six months ended June 30,
	2026	2025	2026	2025
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$5,669	$2,645	$21.73	$9.85
Net (gains) losses on investments and derivatives	(650)	493	(2.49)	1.84
Pension and other postretirement remeasurement (gains) losses	(127)	78	(0.49)	0.29
Amortization of purchased intangibles	93	116	0.36	0.43
Gain on disposition	(7)	(893)	(0.03)	(3.33)
Income tax expense (benefit)	149	101	0.57	0.38
Adjusted net income *	$5,127	$2,540	$19.65	$9.46

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2026	2025
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$13,189	$5,705
Denominator:
Beginning Allstate common shareholders’ equity	$22,018	$16,592
Ending Allstate common shareholders’ equity (1)	31,697	22,018
Average Allstate common shareholders’ equity	$26,858	$19,305
Return on Allstate common shareholders’ equity	49.1%	29.6%

($ in millions)	For the twelve months ended June 30,
	2026	2025
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$11,891	$5,650

Denominator:
Beginning Allstate common shareholders’ equity	$22,018	$16,592
Less: Unrealized net capital gains and losses	36	(938)
Adjusted beginning Allstate common shareholders’ equity	21,982	17,530

Ending Allstate common shareholders’ equity (1)	31,697	22,018
Less: Unrealized net capital gains and losses	(79)	36
Adjusted ending Allstate common shareholders’ equity	31,776	21,982
Average adjusted Allstate common shareholders’ equity	$26,879	$19,756
Adjusted net income return on Allstate common shareholders’ equity *	44.2%	28.6%
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(1) Excludes equity related to preferred stock of $2,001 million for both periods shown.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year reserve reestimates, excluding catastrophes on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Combined ratio	86.6	91.1	84.3	94.2
Effect of catastrophe losses	(11.5)	(13.9)	(10.0)	(14.8)
Effect of prior year reserve reestimates, excluding catastrophes	4.6	2.6	5.8	2.2
Effect of amortization of purchased intangibles	(0.3)	(0.3)	(0.3)	(0.3)
Underlying combined ratio*	79.4	79.5	79.8	81.3

Effect of prior year catastrophe reserve reestimates	0.3	—	0.2	—

Allstate Protection - Auto Insurance	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Combined ratio	83.3	86.0	82.6	88.6
Effect of catastrophe losses	(2.2)	(2.2)	(1.6)	(2.2)
Effect of prior year reserve reestimates, excluding catastrophes	6.6	4.3	7.7	3.4
Effect of amortization of purchased intangibles	(0.1)	(0.3)	(0.2)	(0.3)
Underlying combined ratio*	87.6	87.8	88.5	89.5

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.2)	(0.1)	(0.2)

Allstate Protection - Homeowners Insurance	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Combined ratio	94.6	102.0	89.1	107.1
Effect of catastrophe losses	(33.5)	(42.8)	(29.3)	(46.3)
Effect of prior year reserve reestimates, excluding catastrophes	0.7	(0.3)	1.5	—
Effect of amortization of purchased intangibles	(0.3)	(0.3)	(0.3)	(0.3)
Underlying combined ratio*	61.5	58.6	61.0	60.5

Effect of prior year catastrophe reserve reestimates	1.6	0.5	0.6	0.3

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